Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Northern Tier Energy LP of our report dated April 12, 2011, except for the change in segments described in Note 19 as to which the date is December 12, 2011, relating to the combined financial statements of the St. Paul Park Refinery & Retail Marketing Business, a component of Marathon Oil Corporation, which appears in Northern Tier Energy LP’s Registration Statement on Form S-1 (No. 333-178457) dated July 27, 2012.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 30, 2012